Exhibit 5.1

June 7, 2018

The Meet Group, Inc.
100 Union Square Drive
New Hope, Pennsylvania 18938

RE:	The Meet Group, Inc., Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to The Meet Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering and sale of 17,288,371 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of which (i) 8,500,000 shares (the “New Shares”) are being registered for the first time and are issuable under the Company’s 2018 Omnibus Incentive Plan (the “2018 Plan”); (ii) 300,924 shares (the “Carryover Shares”) remained available under the Company’s 2012 Amended and Restated Omnibus Incentive Plan (the “2012 Plan”), were previously registered and are issuable under the 2018 Plan; and (iii) 8,487,447 shares (the “Prior Plan Shares” and, together with the New Shares and the Carryover Shares, the “Shares”) were previously registered under the Company’s 2012 Plan and Amended and Restated 2006 Stock Incentive Plan (the “2006 Plan” and, together, with the 2012 Plan, the “Prior Plans”) and may become available for future grants under the 2018 Plan if awards made under the Prior Plans that were outstanding on June 1, 2018 terminate, expire, or are cancelled, forfeited, exchanged, or surrendered without having been exercised, vested, or paid in shares.
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with

The Meet Group, Inc.
June 7, 2018

the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and in accordance with the terms of the 2018 Plan will be validly issued, fully paid and non-assessable.
The opinions expressed herein are limited to the Delaware General Corporation Law.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,

/s/ Morgan, Lewis & Bockius LLP